EXHIBIT 99.1

For Immediate Release

CSI Compressco LP Announces Quarterly Distribution and
Schedule for Third Quarter 2016 Results Conference Call

MIDLAND, Texas, October 21, 2016 /PRNewswire/ -- CSI Compressco LP (“CSI Compressco” or the “Partnership”) (NASDAQ: CCLP) today announced that the board of directors of its general partner has declared a cash distribution attributable to the quarter ended September 30, 2016 of $0.3775 per outstanding common unit, which is equal to the previous quarterly distribution, or $1.51 per outstanding common unit on an annualized basis. This cash distribution will be paid on November 14, 2016 to all common unitholders of record as of the close of business on November 1, 2016.

CSI Compressco expects to release its third quarter 2016 earnings results on Friday, November 4, 2016 and will host a conference call at 10:30 a.m. Eastern Time on that day to discuss the earnings results. The phone number for the call is 1-866-374-8397. The conference will also be available by live audio webcast and may be accessed through CSI Compressco's website at www.csicompressco.com. The earnings press release will be available on CSI Compressco's website prior to the conference call. A replay of the call will be available at 1-877-344-7529, conference number 10095136, for one week following the conference, and the archived webcast will be available through CSI Compressco's website for thirty days following the conference.

About CSI Compressco

CSI Compressco is a provider of compression services and equipment for natural gas and oil production, gathering, transportation, processing, and storage. CSI Compressco's compression and related services business includes a fleet of approximately 6,000 compressor packages with in excess of 1.1 million in aggregate horsepower, utilizing a full spectrum of low-, medium-, and high-horsepower engines. CSI Compressco also provides well monitoring and automated sand separation services in conjunction with compression services in Mexico. CSI Compressco's equipment sales business includes the fabrication and sale of standard compressor packages, custom-designed compressor packages, and oilfield fluid pump systems designed and fabricated primarily at our facility in Midland, Texas. CSI Compressco's aftermarket business provides compressor package reconfiguration and maintenance services as well as the sale of compressor package parts and components manufactured by third-party suppliers. CSI Compressco's customers comprise a broad base of natural gas and oil exploration and production, mid-stream, transmission, and storage companies operating throughout many of the onshore producing regions of the United States as well as in a number of foreign countries, including Mexico, Canada, and Argentina. CSI Compressco is managed by CSI Compressco GP Inc., which is an indirect, wholly owned subsidiary of TETRA Technologies, Inc.(NYSE: TTI).

Contact:

CSI Compressco LP, Midland, Texas
Timothy A. Knox, President
Phone: 1-432-563-1170
Fax: 1-432-561-9732
www.csicompressco.com